Exhibit 99

Retractable Technologies, Inc. Reports 2007 Sales of $26.3 Million, New Patent, and Recent Litigation Matters

LITTLE ELM, Texas, April 3, 2008 Retractable Technologies, Inc. (AMEX: RVP), a leading maker of safety needle devices, today reported revenues of $26.3 million for 2007.

RESULTS OF OPERATIONS

Revenues increased due principally to increased sales in the international market.  Domestic sales were 81.6% of revenues with international sales comprising the remainder.  Unit sales of the 1cc syringe increased 7.3% and 5cc unit sales increased 30.6%.  Unit sales of all products increased 7.5%.

Cost of sales as a percentage of revenues decreased slightly due to higher volumes offset by the lower average selling price principally in the international sales.  The increased volume of production resulted in a lower unit cost.  Royalty expenses were flat.

As a result, gross profits increased and gross profit margins increased slightly from 29.8% in 2006 to 30.4% in 2007.

Operating expenses increased from the prior year primarily due to higher legal expenses associated with the pending litigation with Becton Dickinson and Company (“BD”).  RTI’s patent infringement suit against BD is currently set for trial in March 2009.

Cash flow from operations was negative for 2007 due principally to the net loss for the year.  The effect of non-cash expenses and the change in working capital were a positive $2.7 million.

NEW PATENT

On April 1, 2008 we were issued a patent originally filed in July 2000 based on the automated technology incorporated in the VanishPoint® syringe products.  The patent is a continuation in part of an application dating back to May 1995.

LITIGATION

RTI filed suit against Occupational & Medical Innovations, Ltd., an Australian company, on April 1, 2008 in the United States District Court for the Eastern District of Texas, Tyler Division.  The complaint alleges infringement by OMI of a newly issued patent together with unfair competition and related causes of action.

RTI also sued BD for infringement of the newly issued patent on April 1, 2008, and anticipates that the suit will be consolidated with the related patent infringement case already pending in the Eastern District of Texas, Marshall Division, that is set for trial in 2009.

On March 14, 2008, MedSafe Technologies LLC filed a complaint against RTI and BD in the United States District Court for the District of South Carolina, Greenville Division.  Plaintiffs allege that RTI’s VanishPoint® syringe product line and BD’s Integra™ product line infringe a patent that is nearing expiration.   Plaintiffs seek unspecified damages, and no trial date has been set.

Further details concerning the results of operations as well as other matters are available in the Company’s Form 10-K filed on March 31, 2008 with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc. manufactures and markets safety medical products, principally the VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent accidental needlestick injury to healthcare workers and device reuse. Our products are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation (as it affects our costs as well as market access and the viability of our patents); the ability to successfully renegotiate or extend the BTMD license agreement and  the receipt of payments thereunder; the impact of dramatic increases in demand; our ability to maintain and quickly increase our production capacity in the event of a dramatic increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of other larger market players, specifically BD, in providing safety products; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the U. S. Securities and Exchange Commission.

BALANCE SHEETS

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$40,507,431	$46,814,689
Accounts receivable, net	1,667,636	1,956,756
Inventories, net	7,037,129	6,385,780
Income taxes receivable	2,345,041	2,355,732
Other current assets	358,807	267,707
Total current assets	51,916,044	57,780,664

Property, plant, and equipment, net	11,483,423	12,212,140
Intangible assets, net	424,560	279,846
Other assets	505,899	522,294
Total assets	$64,329,926	$70,794,944

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,535,365	$4,247,630
Current portion of long-term debt	387,906	261,905
Accrued compensation	539,330	472,573
Marketing fees payable	1,419,760	1,419,760
Accrued royalties to shareholders	619,304	2,755
Other accrued liabilities	263,339	440,253
Current deferred tax liability	20,626	45,697
Total current liabilities	8,785,630	6,890,573

Long-term debt, net of current maturities	3,747,259	4,137,231
Long-term deferred tax liability	36,200	56,828
Total liabilities	12,569,089	11,084,632

Stockholders’ equity:
Preferred Stock $1 par value:
Class B; authorized: 5,000,000 shares
Series I, Class B	144,000	164,000
Series II, Class B	219,700	224,700
Series III, Class B	130,245	135,245
Series IV, Class B	553,500	553,500
Series V, Class B	1,282,471	1,363,721
Common Stock	—	—
Additional paid-in capital	53,818,987	54,709,108
Retained earnings (deficit)	(4,388,066)	2,560,038
Total stockholders’ equity	51,760,837	59,710,312
Total liabilities and stockholders’ equity	$64,329,926	$70,794,944

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006	2005
Sales, net	$26,289,720	$20,897,207	$21,156,666
Reimbursed discounts	—	4,427,312	3,078,350
Total sales	26,289,720	25,324,519	24,235,016
Cost of Sales
Costs of manufactured product	16,212,609	15,684,450	13,713,675
Royalty expense to shareholders	2,087,596	2,093,822	1,715,024
Total cost of sales	18,300,205	17,778,272	15,428,699
Gross profit	7,989,515	7,546,247	8,806,317

Operating expenses:
Sales and marketing	5,299,157	5,545,500	4,148,688
Research and development	1,071,143	958,798	934,209
General and administrative	11,565,144	7,756,647	6,600,133
Total operating expenses	17,935,444	14,260,945	11,683,030
Loss from operations	(9,945,929)	(6,714,698)	(2,876,713)

Interest income	1,870,512	1,976,406	1,372,715
Interest expense, net	(326,304)	(411,154)	(339,688)
Net loss before income taxes	(8,401,721)	(5,149,446)	(1,843,686)
Benefit for income taxes	(1,453,617)	(1,279,962)	(605,363)
Net loss	(6,948,104)	(3,869,484)	(1,238,323)
Preferred Stock dividend requirements	(1,399,062)	(1,451,321)	(1,502,887)
Net loss applicable to common shareholders	$(8,347,166)	$(5,320,805)	$(2,741,210)

Net loss per share - basic and diluted	$(0.35)	$(0.23)	$(0.12)

Weighted average common shares outstanding	23,727,029	23,591,999	23,332,277

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com